Exhibit 4.2

Note No. ___________	CUISP No. 554225 AA0

THIS SUBORDINATED NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES ACT OF ANY STATE. EXCEPT AS OTHERWISE PROVIDED IN THE SUBSCRIPTION AGREEMENT REFERENCED IN THIS SUBORDINATED NOTE, THIS SUBORDINATED NOTE MAY NOT BE OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THIS SUBORDINATED NOTE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND SUCH STATE OR OTHER LAWS AS MAY BE APPLICABLE, OR RECEIPT BY MACATAWA BANK CORPORATION OF AN OPINION OF COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

THIS OBLIGATION IS NOT A DEPOSIT AND IS NOT INSURED BY THE UNITED STATES OR ANY AGENCY OR FUND OF THE UNITED STATES, INCLUDING THE FEDERAL DEPOSIT INSURANCE CORPORATION. THIS OBLIGATION IS SUBORDINATED TO THE CLAIMS OF ALL GENERAL CREDITORS OF MACATAWA BANK CORPORATION AND IS NOT SECURED.

11% SUBORDINATED NOTE DUE 2017

$[__________]	June 30, 2009

        FOR VALUE RECEIVED, the undersigned, Macatawa Bank Corporation (the “Company”), hereby promises to pay to the order of [                      ], (“Purchaser”), at its offices at              (or at such other place as the holder may from time to time designate) the principal sum of [          ($          )] on August 31, 2017 (the “Stated Maturity Date”) or any earlier date of acceleration of the Stated Maturity Date (as applicable, the “Maturity Date”), and to pay interest on the outstanding principal amount of this 11% Subordinated Note Due 2017 (this “Note”) from [July 1, 2009], quarterly on the fifteenth day of the last month of each calendar quarter, commencing on September 15, 2009 (each, an “Interest Payment Date”), at a rate per annum of 11% prior to the Maturity Date and, if the outstanding principal amount of this Note is not paid in full on the Maturity Date, at a rate equal to 15% per annum on and after the Maturity Date until the principal hereof shall have been paid or duly provided for. Unless expressly prohibited by applicable law, any accrued interest that is not paid when due shall bear interest until paid in full at a rate equal to 11% per annum prior to the Maturity Date and at a rate equal to 15 % per annum on and after the Maturity Date.

        Subscription Agreement. This Note is the Note referred to in the Subscription Agreement (as may be amended, modified, or restated from time to time), dated June ____, 2009, by and between the Company and Purchaser (the “Subscription Agreement”). All of the other 11% Subordinated Notes due 2017 of the Company (as may be amended, modified or restated from time to time) are collectively referred to herein as the “Other Notes,” and this Note and the Other Notes are collectively referred to herein as the “Notes.”

        Prepayment. This Note may not be prepaid at any time prior to July 31, 2012. This Note may be prepaid, in whole or in part, without premium or penalty, at any time from and after July 31, 2012, on the following terms and conditions: (a) the Company shall give the holder at least three Business Days’ prior written notice of its intent to make each prepayment; and (b) each prepayment shall be made in immediately available funds and shall be made by paying the principal amount to be prepaid, together with unpaid accrued interest thereon to the date of prepayment. Notwithstanding the foregoing, the Company may not make any prepayment of this Note unless (i) all accrued interest that is then due and payable under the Notes shall have been paid in full, (ii) the Company simultaneously prepays the same percentage of the outstanding principal amount of each Other Note, and (iii) the Company shall have received the prior written approval of the Board of Governors of the Federal Reserve System or its designee, or any successor thereto (the “FRB”), if required.

        Interest. Interest on the principal amount of this Note from time to time outstanding shall be computed on the basis of the actual number of days elapsed over a 360-day year, consisting of twelve (12) 30-day months. In no event, however, shall interest exceed the maximum rate permitted by law.

        In the event the Company can pay some, but not all, of the aggregate interest payable on the outstanding Notes on any Interest Payment Date, or of the aggregate outstanding principal of the Notes on the Maturity Date, or of any fees or other obligations payable under the Notes on the due date therefor, the Company shall apportion the aggregate payment made by it on such Interest Payment Date, Maturity Date or other due date ratably among the Notes in proportion to the respective outstanding principal balances thereof; provided that the foregoing shall not affect any right of the holder of this Note to receive payment in full of such interest, principal or other amount on such Interest Payment Date, Maturity Date or other due date, as the case may be, or otherwise limit any rights and remedies of the holder of this Note with respect thereto.

        Events of Default. Any of the following events shall represent an event of default under this Note (each, an “Event of Default”):

(i) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Company in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appoints a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of the Company or for any substantial part of its property, or orders the winding-up or liquidation of its affairs and such decree, appointment or order shall remain unstayed and in effect for a period of sixty (60) days; or

(ii) the Company shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Company or of any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due; or

(iii) a court or administrative or governmental agency or body shall enter a decree or order for the appointment of a receiver of the Company’s wholly-owned subsidiary bank, Macatawa Bank (the “Bank”), or all or substantially all of its property in any liquidation, insolvency or similar proceeding with respect to the Bank or all or substantially all of its property; provided that at such time the Bank is a major subsidiary depository institution of the Company as contemplated by Appendix A of 12 CFR part 225; or

(iv) the Bank shall consent to the appointment of a receiver for it or all or substantially all of its property in any liquidation, insolvency or similar proceeding with respect to it or all or substantially all of its property; provided that at such time the Bank is a major subsidiary depository institution of the Company as contemplated by Appendix A of 12 CFR part 225.

        Upon the occurrence of an Event of Default described in subsections (i), (ii), (iii) or (iv) of the immediately preceding paragraph, the principal of, interest accrued on, and other obligations payable under this Note, will immediately become due and payable, without presentment, demand, protest or notice of any kind.

        There is no right of acceleration of the payment of principal of the Notes upon a “default” in the payment of interest or principal on the Notes or in the performance of any of the Company’s covenants or agreements contained in the Notes, the Subscription Agreement or any of the Company’s other obligations or liabilities. However, upon a default in the payment of principal of or interest on the Notes, holders of the Notes will have a right to institute suit directly against the Company for the collection of such overdue payment.

        Company Obligation. This Note is a debt of the Company only, and is not an obligation of the Bank.

        Unsecured and Subordinate. The indebtedness of the Company evidenced by this Note, including the principal, interest and premium, if any, is not secured by any assets or commitments of the Company, and shall be subordinated to all senior debt of the Company of whatever kind, whenever incurred, and as outstanding at any time (which shall expressly exclude all indebtedness incurred in connection with, or relating to, any trust preferred securities caused to be issued by, or reflected in the consolidated financial statements of, the Company, but shall expressly include all indebtedness of the Company for borrowed money). Further, unless and until the Company receives a written notification from the FRB that the Notes no longer constitute Tier 2 Capital of the Company (other than due to the limitation imposed by the second sentence of 12 C.F.R. Section 250.166(e), which limits the capital treatment of subordinated debt during the five years immediately preceding the maturity date of the subordinated debt) (“FRB Notice”), then the indebtedness evidenced by this Note shall be subordinated and junior in right of payment to the Company’s obligations to the general creditors of the Company. Therefore, unless and until the Company receives an FRB Notice, upon dissolution or liquidation of the Company, no payment of principal or interest shall be due and payable until all general creditors of the Company shall have been paid in full. Purchaser and each other holder of this Note, by the acceptance hereof, agree to be bound by the foregoing provision.

        Ranking as to Junior Subordinated Indebtedness. The Notes will rank senior to all indebtedness already incurred, or hereafter incurred, in connection with, or relating to, any trust preferred securities caused to be issued by, or reflected in the consolidated financial statements of, the Company.

        Successors to the Company. The Company may consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to any person, provided that the person formed by such consolidation or into which the Company is merged or the person which acquires by conveyance or transfer, or which leases, the properties and assets of the Company substantially as an entirety shall be a corporation, partnership or trust, shall be organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia and shall expressly assume, in form satisfactory to the Company, the due and punctual payment of the principal of (and premium, if any), and interest on, all of the Notes and the performance or observance of every covenant of the Notes on the part of the Company to be performed or observed. The holder of this Note will have no right of acceleration in the event of a consolidation, merger, sale of all or substantially all of the assets, recapitalization or change in stock ownership of the Company.

        Amendments. The written consent of the Company and at least a majority of the principal amount then outstanding under all of the Notes (a “Majority of Holders”) shall be required for any amendment to the Notes (including this Note), and upon receipt of such consent, each Note (including this Note) shall be deemed amended thereby. No such amendment shall be effective except to the extent it applies on an equivalent basis to all of the Notes. No consideration shall be offered or paid to any holder of the Notes to amend or consent to an amendment or other modification of any provision of the Notes unless the same consideration is offered to all of the holders of the Notes.

        Register and Transfer. The Company or its duly appointed agent shall maintain a register for the Notes in which it shall register the issuance and transfer of the Notes (the “Note Register”). The holder of this Note may assign or transfer some or all of its rights hereunder, subject to compliance with applicable state and federal securities laws, without the consent of the Company. All transfers of the Notes shall be recorded on the Note Register maintained by the Company or its agent, and the Company shall be entitled to regard the registered holder of such Note as the actual owner of the Note so registered until the Company or its agent is required to record a transfer of such Note on the Note Register. The Company or its agent shall be required to record any such transfer when it receives the Note to be transferred duly and properly endorsed by the registered holder thereof or by its attorney duly authorized in writing. Upon surrender for registration of transfer of the Note, the Company or its duly appointed agent shall execute and deliver, in the name of the designated transferee or transferees, one or more new Notes in minimum denominations of $25,000 and integral multiples of $25,000. If this Note is prepaid in part, the holder of the Note must physically surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the holder of this Note a new Note of like tenor, registered as such holder may request, representing in the aggregate the remaining principal represented by this Note. The holder of this Note and any assignee, by acceptance of this Note, acknowledge and agree that following any prepayment of any portion of this Note, the principal of this Note may be less than the principal amount stated on the face hereof.

        Miscellaneous. The Company shall pay all taxes (other than transfer taxes) and all other expenses and charges payable in connection with the preparation, execution and delivery of this Note.

        THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF MICHIGAN, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE

(WHETHER OF THE STATE OF MICHIGAN OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF MICHIGAN. ANY ACTION OR PROCEEDING WITH RESPECT TO THIS NOTE SHALL BE BROUGHT EXCLUSIVELY IN ANY STATE OR FEDERAL COURT IN THE CITY OF GRAND RAPIDS, STATE OF MICHIGAN. THE PARTIES WAIVE ANY RIGHT TO A JURY TRIAL.

        The Company expressly waives any presentment, demand, protest, notice of default, notice of intention to accelerate, notice of acceleration or notice of any other kind.

        The headings in this Note are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this note.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

        This Note is executed as of the date first written above.

MACATAWA BANK CORPORATION
By:
Jon W. Swets Senior Vice President and Chief Financial Officer